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                                                                     Exhibit 2.1












                            STOCK PURCHASE AGREEMENT


                          DATED AS OF DECEMBER 18, 1997

                                  by and among

                                GREENWICH IV LLC,

                              GSD ACQUISITION CORP.

                                       and

                               THE STOCKHOLDERS OF
                  DAY INTERNATIONAL GROUP, INC. PARTIES HERETO











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                                TABLE OF CONTENTS

                                                                            PAGE


ARTICLE I

DEFINITIONS.................................................................1

ARTICLE II

SALE OF STOCK; CONVERSION OF OPTIONS........................................6
2.1.     Sale of Shares.....................................................6
2.2.     Options............................................................7

ARTICLE III

PAYMENT; PURCHASE PRICE.....................................................7
3.1.     Closing Payments...................................................7
3.2.     Adjustment of Purchase Price.......................................7
3.3.     Additional Adjustment to Purchase Price............................8

ARTICLE IV

CLOSING.....................................................................9
4.1.     The Closing........................................................9
4.2.     Actions and Deliveries at the Closing..............................9

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS..............................11
5.1.     Capitalization; Ownership of Shares...............................11
5.2.     Subsidiaries......................................................11
5.3.     Organization......................................................12
5.4.     Corporate Power and Authority; No Violations......................12
5.5.     SEC Reports.......................................................13
5.6.     Absence of Certain Changes or Events..............................13
5.7.     Title to Assets...................................................14
5.8.     Intellectual Property.............................................14
5.9.     Contracts.........................................................14



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                                                                            PAGE

5.10.    Litigation........................................................15
5.11.    Compliance With Laws..............................................16
5.12.    Environmental Matters.............................................16
5.13.    Employee Benefit Plans............................................17
5.14.    Labor Matters.....................................................18
5.15.    Consents..........................................................18
5.16.    Taxes.............................................................18
5.17.    Real Property.....................................................19
5.18.    Affiliate Transactions............................................20
5.19.    Broker's Fees.....................................................20
5.20.    Disclaimer........................................................20
5.21.    Restricted Payments Basket........................................20

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER................................21
6.1.     Organization......................................................21
6.2.     Corporate Power and Authority; No Violations......................21
6.3.     Brokers' Fees.....................................................21
6.4.     Litigation........................................................22
6.5.     Consents..........................................................22
6.6.     Purchase for Investment...........................................22
6.7.     Adequate Funds. ..................................................22

ARTICLE VII

COVENANTS OF THE PARTIES...................................................22
7.1.     Efforts...........................................................22
7.2.     Conduct of Business...............................................23
7.3.     Certain Other Conduct.............................................25
7.4.     Access............................................................25
7.5.     No Solicitation...................................................25
7.6.     Books and Records;  Personnel.....................................25
7.7.     Liabilities and Indemnification...................................26
7.8.     Insurance.........................................................26
7.9.     Subsequent Disclosures by Company.................................27
7.10.    Litigation Support................................................27
7.11.    Employee Matters..................................................27
7.12.    Breakage Costs....................................................28




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                                                                            PAGE

7.13.    Use of Business Name, Proprietary Information.....................28
7.14.    Financing.........................................................28

ARTICLE VIII

CONDITIONS TO THE BUYER'S OBLIGATIONS......................................28
8.1.     Representations, Warranties and Covenants of the Company..........29
8.2.     Certain Stockholder Approvals.....................................29
8.3.     Corporate and Other Proceedings...................................29
8.5.     Financing.........................................................29
8.6.     No Prohibition....................................................30
8.7.     Governmental Consents.............................................30
8.8.     Document Deliveries...............................................30

ARTICLE IX

CONDITIONS TO THE SELLERS' OBLIGATIONS.....................................30
9.1.     Representations, Warranties and Covenants of the Buyer............30
9.2.     No Prohibition....................................................30
9.3.     Governmental Consents.............................................30
9.4.     Document Deliveries...............................................30

ARTICLE X

TERMINATION PRIOR TO CLOSING...............................................31
10.1.    Termination.......................................................31
10.2.    Effect of Termination.............................................31

ARTICLE XI

MISCELLANEOUS..............................................................32
11.1.    Non-Survival of Representations and Warranties....................32
11.2.    Entire Agreement..................................................32
11.3.    Successors and Assigns; Third Party Beneficiaries.................32
11.4.    Headings..........................................................32
11.5.    Modification and Waiver...........................................32
11.6.    Expenses..........................................................32
11.7.    Notices...........................................................32
11.8.    Governing Law; Forum..............................................33



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                                                                            PAGE

11.9.    Public Announcements..............................................34
11.10.   Counterparts......................................................34






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SCHEDULES:


Schedule 1                 --       Permitted Liens
Schedule 5.1               --       Ownership of Shares
Schedule 5.2               --       Subsidiaries
Schedule 5.3               --       Organization
Schedule 5.4               --       Corporate Power and Authority; No Violations
Schedule 5.6               --       Absence of Certain Changes or Events
Schedule 5.8               --       Intellectual Property
Schedule 5.9(a)            --       Contracts
Schedule 5.9(b)            --       Change in Control
Schedule 5.10              --       Litigation
Schedule 5.12              --       Environmental Matters
Schedule 5.13              --       Employee Benefit Plans
Schedule 5.14              --       Labor Matters
Schedule 5.15              --       Consents
Schedule 5.16              --       Taxes
Schedule 5.17(a)           --       Owned Property
Schedule 5.17(b)           --       Leased Property
Schedule 5.18              --       Affiliate Transactions
Schedule 5.19              --       Broker's Fees
Schedule 6.2               --       Buyer Contravention
Schedule 6.5               --       Buyer Consents
Schedule 7.2               --       Conduct of Business
Schedule 7.11              --       Former Employees
Schedule 8.2               --       Section 280G







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                            STOCK PURCHASE AGREEMENT


                  This STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of December 18, 1997, is made by and among the shareholders and optionholders named on the signature pages attached hereto (each, a "Seller" and collectively, the "Sellers") of Day International Group, Inc., a Delaware corporation (the "Company"), Greenwich IV, a Delaware limited liability company (the "Parent") and GSD Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Buyer"). All capitalized words and terms contained in this Agreement shall have the meanings set forth in Article I hereof.

                                    RECITALS

                  WHEREAS, the Buyer wishes to purchase from the Sellers all of the issued and outstanding shares of Common Stock, par value $.01 per share, of the Company (the "Shares") and all of the outstanding Options to acquire such Shares; and

                  WHEREAS, AIP is the beneficial and record owner of 96.79% of the issued and outstanding Shares and wishes to sell to the Buyer all of such Shares held by it; and

                  WHEREAS, AIP has the right under the Stockholders Agreement to cause the beneficial and record owners of the remaining 3.21% of the issued and outstanding Shares and all of the holders of the Options to sell such Shares and Options to the Buyer; and

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and conditions contained herein, the parties hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  "Affiliate" means as to any person, any other person directly or indirectly controlling, controlled by or under common control with that person.

                  "Agreement" has the meaning set forth in the preface hereof.






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                  "AIP" means collectively, American Industrial Partners Capital
Fund, L.P. and American Industrial Partners Capital Fund II, L.P.

                  "Balance Sheet" means the unaudited consolidated balance sheet of the Company and its Subsidiaries at September 30, 1997.

                  "Bank Commitments" has the meaning set forth in Section 6.7 hereof.

                  "Benefit Plan" has the meaning set forth in Section 5.13(a) hereof.

                  "Business" means the businesses and activities currently conducted by the Company and the Subsidiaries that are described in the Offering Memorandum prepared by Goldman, Sachs & Co. and such businesses and activities of the Company and its Subsidiaries as are conducted at any time thereafter to and including the Closing Date.

                  "Buyer" has the meaning set forth in the preface hereof.

                  "Closing" has the meaning set forth in Section 4.1 hereof.

                  "Closing Date" has the meaning set forth in Section 4.1 hereof.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Common Stock" has the meaning set forth in the preface hereof.

                  "Company" has the meaning set forth in the preface hereof.

                  "Company Intellectual Property" has the meaning set forth in
Section 5.8 hereof.

                  "Company Material Adverse Effect" has the meaning set forth in
Section 5.3 hereof.

                  "Company Released Parties" has the meaning set forth in
Section 5.20 hereof.

                  "Confidentiality Agreement" has the meaning set forth in
Section 7.4 hereof.

                  "Contracts" has the meaning set forth in Section 5.9(a)(viii) hereof.

                  "Debt" has the meaning set forth in Section 3.2(a) hereof.





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                  "Defaulting Party" has the meaning set forth in Section 10.2 hereof.

                  "Disclosure Schedule" has the meaning set forth in Section 5.1 hereof.

                  "Environmental Claim" means any notice, violation, demand, allegation, action, suit, or claim (whether administrative, judicial, or private in nature) arising pursuant to any Environmental Law.

                  "Environmental Laws" mean all foreign, federal, state and local statutes, regulations, ordinances, and similar provisions having the force and effect of law concerning the pollution or protection of the environment, including without limitation the federal Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Emergency Planning and Community Right-To-Know Act.

                  "Environmental Lien" means a Lien, either recorded or unrecorded, in favor of any Governmental Entity, arising under Environmental Laws.

                  "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

                  "Financing" has the meaning set forth in Section 6.7 hereof.

                  "Former Employees has the meaning set forth in Section 7.11 hereof.

                  "GAAP" means United States generally accepted accounting principles or United Kingdom generally accepted accounting principles, as applicable, as in effect for the period for which it is referred to herein.

                  "Governmental Entity" means any governmental or political subdivision thereof, whether federal, state, local, national or foreign, or any agency or instrumentality of any such government or political subdivision, or any judicial, quasi-judicial, administrative or regulatory body, commission or tribunal.

                  "GSCP Group" has the meaning set forth in Section 6.7 hereof.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Hazardous Materials" means any substance, chemical, product or material that is classified or regulated as "hazardous" or "toxic" pursuant to any Environmental Law.





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                  "Indebtedness" of any person at any date means without
duplication (a) all indebtedness of such person for borrowed money or for the deferred purchase price of property or services which, in accordance with GAAP, would be required to be shown as a liability on the face of a balance sheet of such person on such date (other than trade liabilities and accrued expenses and liabilities, in each case to the extent incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such person which is evidenced by a note, bond, debenture or similar instrument, and (c) all obligations of such person under capitalized lease obligations.

                  "Indemnified Party" has the meaning set forth in Section 7.7(b) hereof.

                  "Indenture" means the agreement, dated June 6, 1995, among the Company, as Issuer, Day International, Inc., as Guarantor, and American Bank National Association, as Trustee, relating to $100,000,000 aggregate principal amount of 11-1/8% Senior Subordinated Notes due June 1, 2005.

                  "Initial Purchase Price" means $362,500,000 (Three Hundred Sixty Two Million Five Hundred Thousand Dollars).

                  "Intellectual Property" means all trademarks, service marks, trade names, trade dress, Internet domain names, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, patents (including design patents, industrial designs and utility models) and patent applications (including reissues, revisions, supplementary protection certificates, divisions, continuations, continuations-in-part, extensions and re-examinations) and improvements thereto, and inventions (whether patentable or unpatentable and whether or not reduced in practice), and improvements thereto, processes, designs, formulae, trade secrets, know-how, ideas, research and development, manufacturing and production processes and techniques, technical data, copyrighted works, engineering notebooks, confidential information, software, documentation, firmware, and all similar intellectual property rights, and licenses of any of the foregoing.

                  "IRS" means the United States Internal Revenue Service.

                  "Knowledge" means with respect to the Company or any Subsidiary, the actual knowledge of any officer or management level employee of the Company or any such Subsidiary, and with respect to the Buyer, the actual knowledge of any officer or management level employee of the Buyer.

                  "Leased Property" has the meaning set forth in Section 5.17(b) hereof.






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                  "Liabilities" means any liability or obligation of or arising out of or relating to the Company or any of the Subsidiaries, or the operation or ownership of the Company or any of the Subsidiaries (including as to environmental matters), of whatever kind or nature.

                  "Liens" means liens, mortgages, security interests, pledges, charges or other encumbrances.

                  "Litigation" has the meaning set forth in Section 5.10 hereof.

                  "Losses" has the meaning set forth in Section 7.7(a) hereof.

                  "Management Shareholder" means the holders of Shares that are currently employed by the Company or any Subsidiary.

                  "Optionholders" has the meaning set forth in Section 2.2 hereof.

                  "Options" has the meaning set forth in Section 2.2 hereof.

                  "Owned Property" has the meaning set forth in Section 5.17(a) hereof.

                  "Parent" has the meaning set forth in the prefaces hereof.

                  "Permits" has the meaning set forth in Section 5.11 hereof.

                  "Permitted Liens" means (i) Liens for Taxes or other governmental charges or levies which are not delinquent or are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) those Liens listed on
Section 1 of the Disclosure Schedule and (iii) mechanic's, worker's, materialmen's and other like Liens and installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, encroachments, zoning restrictions and other encumbrances and restrictions existing generally with respect to properties of a similar character which, in each case, do not affect materially and adversely the conduct of the business of the Company and its Subsidiaries.

                  "Per Share Purchase Price" means the Purchase Price divided by the sum of (i) the number of shares of Common Stock outstanding as of at the Closing Date and (ii) the number of shares issuable upon exercise of the Options not exercised on or prior to the Closing Date.






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                  "person" means any individual, firm, corporation, association, unincorporated organization, joint stock company, general, limited or limited liability partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

                  "Purchase Price" has the meaning set forth in Section 3.2 hereof.

                  "Real Property" has the meaning set forth in Section 5.17(b) hereof.

                  "Related Person" has the meaning set forth in Section 5.13(b) hereof.

                  "Release" means any spilling, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

                  "Returns" has the meaning set forth in Section 5.16(a) hereof.

                  "Sales Commission Agreements" means (i) each of the Memorandum of Agreement for Sales Commission, dated as of October 15, 1997, between Day International, Inc. and Dennis R. Wolters and David B. Freimuth, respectively and (ii) the sales commission arrangements under the Employment Agreements between Day International, Inc. and William B. Branson and Thomas Koenig, respectively, entered into pursuant to item 7 of Section 5.6 of the Disclosure Schedule.

                  "Sales Commissions" has the meaning set forth in Section 3.2(a)(iii) hereof.

                  "SEC Reports" has the meaning set forth in Section 5.5 hereof.

                  "Senior Subordinated Notes" means the Company's $100,000,000 111/8% Series B Senior Subordinated Notes due 2005.

                  "Stockholder Agreement" means the agreement dated June 6, 1995, by and among Day International Group, Inc. and its Stockholders.

                  "Subsidiary" means any corporation with respect to which the Company, directly or indirectly through another Subsidiary, owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                  "Taxes" means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, real or personal property, sales, use, service, value added, license, net worth, transfer and recording taxes, gross





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receipts, fees and charges, imposed by the IRS or any other taxing authority or any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

                  "Transaction Expenses" has the meaning set forth in Section 3.2(a)(ii) hereof.

                  "U.K. Credit Agreement" means the agreement, dated January 31, 1996, between Day International (UK) Holdings and the Bank of Scotland, and the Credit Facility, dated January 31, 1996, between Day International (UK) Limited and the Bank of Scotland.

                  "U.S. Credit Agreement" means the agreement, dated June 6, 1995, among the Company, certain Subsidiaries of the Company as Guarantors, the several lenders from time to time party thereto, and NationsBank of Texas, N.A.


                                   ARTICLE II

                      SALE OF STOCK; CONVERSION OF OPTIONS

                  2.1. Sale of Shares. (a) At the Closing, subject to the terms and conditions set forth in this Agreement, (i) the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell, assign, transfer and deliver to the Buyer, all of his or its Shares, free and clear of all Liens, other than the restrictions imposed by federal and state securities laws and (ii) the Buyer agrees to make all payments to the Optionholders due in respect of the Options.

                            (b) Representations and Warranties of Sellers. Each
of the Sellers represents and warrants to the Buyer that (i) such Seller has full power and authority (including, if such Seller is a corporation, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder, (ii) this Agreement constitutes the valid and legally binding obligation of such Stockholder, enforceable in accordance with its terms and conditions, (iii) such Seller holds of record or owns beneficially, and as of the Closing Date shall hold of record or own beneficially, the number of Shares and Options set forth next to such Seller's name in Section 5.1 of the Disclosure Schedule, free and clear of all Liens, other than the restrictions imposed by federal and state securities laws, (iv) such Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any Shares held by such Seller (other than this





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Agreement), and (v) such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company, except for this Agreement and the Stockholder Agreement.

                  2.2. Options. Notwithstanding any provision to the contrary contained in the Company's Stock Option Plan, as amended, in consideration of the transactions contemplated by this Agreement, immediately prior to the Closing Date, each option for Company Common Stock granted thereunder (the "Options") shall become fully vested and immediately exercisable, without any further action on the part of the Company or the holder thereof (each, an "Optionholder"). In this regard, at or prior to the Closing Date, the Board of Directors of the Company shall adopt such resolutions or take such other actions as may be necessary to cause each Option outstanding immediately prior to the Closing Date to become vested and exercisable as a consequence of the transactions contemplated by this Agreement and to cause any plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any of its Subsidiaries to be terminated as of the Closing Date. If requested by the Buyer, AIP shall cause the Company to amend the Company's Stock Option Plan to provide for cashless exercise of the Options in connection with the consummation of the transactions contemplated by this Agreement. After the Closing Date, no Option shall be deemed to be outstanding or to have any rights other than those set forth in this Section 2.2 and Section 3.1.


                                   ARTICLE III

                             PAYMENT; PURCHASE PRICE

                  3.1. Closing Payments. At the Closing, Buyer shall pay (a) each Seller an amount of cash equal to the product of (i) the number of Shares held by such Seller and (ii) the Per Share Purchase Price, (b) each Optionholder in respect of Options not exercised on or prior to the Closing Date an amount in cash equal to the product of (i) the number of shares of Common Stock issuable upon exercise of such Option (after giving effect to Section 2.2) and (ii) the Per Share Purchase Price less the per share exercise price for each such Option,
(c) the Transaction Expenses and (d) the Sales Commissions. All payments pursuant to this Section 3.1 shall be paid by wire transfer of immediately available funds to such bank account or accounts as per written instructions of the persons receiving such payment, given to the Buyer at least two business days prior to the Closing Date. Each of the Optionholders and the recipients of the Commissions hereby agrees that payments to such persons shall be net of all withholding Taxes applicable to payments made pursuant to clauses (b) and (d), respectively.






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                  3.2. Adjustment of Purchase Price. (a) The Initial Purchase
Price shall be adjusted by

                                      (i) deducting therefrom the amount of all
                  Debt (as defined below) outstanding on the Closing Date (not including Debt incurred as part of the Financing); and

                                     (ii) deducting therefrom all costs, fees
                  and expenses paid or incurred by the Company or its Subsidiaries in connection with the process relating to the proposed sale of the Company, including, without limitation, all costs, fees and expenses paid or payable to Goldman, Sachs & Co. and Kirkland & Ellis and all costs, fees and expenses incurred by the Company and its Subsidiaries in connection with the preparation for, negotiation of and closing of the transactions contemplated by this Agreement, including, without limitation, all legal, accounting and other professional fees but excluding any fees, costs and expenses incurred by the Buyer in connection with the process relating to the proposed sale of the Company which become obligations of the Company as a result of the transactions contemplated by this Agreement (all such costs, fees and expenses of the Company and its Subsidiaries are, collectively, the "Transaction Expenses"); and

                                    (iii) deducting therefrom all amounts paid
                  or payable to each of Dennis R. Wolters, David B. Freimuth, William B. Branson and Thomas Koenig pursuant to the Sales Commission Agreements and any other similar payments due to any other employees of the Company or any Subsidiary (the "Sales Commissions"); and

                                     (iv) adding thereto the aggregate exercise
                  price of the Options.

(as so adjusted, the "Purchase Price").

For purposes of this Section 3.2, "Debt" means any liability (including without limitation accrued but unpaid interest) in respect of (A) borrowed money, (B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business and consistent with past practice), (D) obligations under interest rate agreements and currency agreements and (E) guarantees of any of the foregoing (without double counting).

                           (b) Determination of Purchase Price. Two business
days prior to the Closing Date, the Company shall deliver to the Buyer a statement setting forth the





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



Company's good faith calculation of the Purchase Price as of immediately prior to the Closing Date, together with reasonable supporting documentation with respect to such calculation including, without limitation, the Transaction Expenses; it being understood and agreed that the amount of all Debt for purposes of determining the Purchase Price shall be calculated on the same basis on which the Company has historically calculated its Debt for purposes of its financial statements included in the SEC Reports and shall be evidenced by debt payoff letters from the lenders under the U.S. Credit Agreement and the U.K. Credit Agreement, respectively. The Company shall update such calculation as of the close of business on the business day immediately prior to the Closing Date.

                  3.3. Additional Adjustment to Purchase Price. Buyer agrees to deduct the Sales Commissions as an ordinary expense for U.S. federal, state and local income tax purposes to the full extent permitted by applicable law. To the extent any deduction attributable to the Sales Commissions is reflected, from time to time, on any U.S. federal, state or local income tax return of the Company or any of its Subsidiaries, the Buyer shall promptly pay each Seller, as an adjustment to the Purchase Price, such Seller's pro rata share of any amount equal to 50% of the excess, if any, of (i) the amount of taxes that would have been shown as due and payable on such tax return if such deduction had not been reflected on such tax return over (ii) the amount of taxes actually shown as due and payable on such tax return. Promptly after filing its U.S. federal income tax return for a taxable year, the Company shall deliver a certificate prepared by the Company's accountants, setting forth the computation described in the previous sentence in reasonable detail, regardless of whether a payment is then due pursuant to this Section 3.3 for such taxable year. For purposes of clauses
(i) and (ii) above, net operating loss carryforwards shall not be taken into account in determining the amount of taxes due and payable, except for carryforwards of deductions for the Sales Commissions, which shall be taken into account, to the full extent permitted by applicable law, for purposes of clause
(ii) only. Each Seller's pro rata share of any amount payable pursuant to this
Section 3.3 shall be determined based on the relative amounts of Shares (treating Options as exercised) held by each Seller immediately prior to the Closing. Notwithstanding anything to the contrary in this Section 3.3, in no event shall the Buyer, the Company or any of the Subsidiaries be required to submit any of its tax returns or any part thereof to any of the Sellers or any other Person.


                                   ARTICLE IV

                                     CLOSING

                  4.1. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis, Citicorp Center, 153 East 53rd Street, New York, New York, commencing at 10:00 a.m. local





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time within three business days following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived, other than those to be satisfied at Closing, or at such other date, place or time as the parties may agree (the "Closing Date").

                  4.2. Actions and Deliveries at the Closing. At the Closing:

                            (a) The Sellers shall deliver or cause to be
delivered to the Buyer:

                                 (i) certificates evidencing the Shares, which certificates shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of the Buyer and otherwise in a form acceptable for transfer on the books of the Company;

                                 (ii) a copy of resolutions of the board of directors of the Company and the shareholders of the Company, authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, certified by the Secretary of the Company, as being true and correct copies of the originals thereof subject to no modifications or amendments;

                                 (iii) a certificate of the Secretary of the Company certifying as to the incumbency of the officers of the Company and as to the signatures of such officers who have executed documents delivered at the Closing on behalf of the Company;

                                 (iv) certificates, dated within five days of the Closing, of the Secretary of State of Delaware (or equivalent Governmental Entity) establishing that the Company and each of the domestic Subsidiaries is in existence and otherwise is in good standing to transact business;

                                 (v) a certificate of the Chief Financial
         Officer of the Company certifying as to the fulfillment of the conditions set forth in Section 8.1 hereof;

                                 (vi) a statement issued by the Company pursuant to Treasury Regulations section 1.897-2(h) as contemplated under Treasury Regulations section 1.1445-2(c)(3)(i), certifying that the interest being acquired in the Company is not a United States real property interest, within the meaning of the Code and the Treasury Regulations or such other evidence reasonably acceptable to the Buyer to enable the Buyer to determine the amount to be withheld, if any, pursuant to Section 1445 of the Code in respect of any payment under Article III; and

                                 (vii) the resignations of each of the directors of the Company and each Subsidiary as of immediately prior to the Closing Date.

                            (b) The Buyer will deliver or cause to be delivered
to the Sellers:

                                 (i) a copy of resolutions of the board of directors of the Buyer authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by the Secretary of the Buyer as being true and correct copies of the originals thereof subject to no modifications or amendments;

                                 (ii) a certificate of the Secretary of the Buyer certifying as to the incumbency of the officers of the Buyer and as to the signatures of such officers who have executed documents delivered at the Closing on behalf of the Buyer;

                                 (iii) a certificate, dated within five days of the Closing, of the Secretary of State of Delaware establishing that the Buyer is in existence and otherwise is in good standing to transact business; and

                                 (iv) a certificate of the Chief Financial
         Officer of the Buyer certifying as to the fulfillment of the conditions set forth in Section 9.1 hereof.


                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

                  The Sellers hereby represent and warrant to the Buyer as follows:

                  5.1. Capitalization; Ownership of Shares. The authorized capital stock of the Company consists of (i) 100,000 shares of Common Stock, of which 51,655.50 shares are issued and outstanding and (ii) 10,000 shares of Preferred Stock, none of which shares are issued and outstanding. All of the shares of capital stock of the Company outstanding as of the date of this Agreement are owned of record by the Sellers as set forth in Section 5.1 of the disclosure schedule delivered by the Company to the Buyer in connection herewith (the "Disclosure Schedule"). All of such shares are validly issued, fully paid and non-assessable. Section 5.1 of the Disclosure Schedule sets forth a list, complete and correct as of the date hereof, of the holders of all outstanding Options, the number of shares of Company Common Stock issuable upon the exercise of each such Option and the exercise prices thereof. Except as set forth in Section 5.1 of the Disclosure Schedule, there are no securities presently outstanding, and at the Closing Date there will not be any outstanding securities which are convertible into, exchangeable for, or carrying the right to acquire, equity securities of the Company, or subscriptions, warrants, options, calls, convertible securities, registration or other rights or other arrangements or commitments obligating the Company to issue, transfer or dispose of any of its equity securities or any ownership interest therein, and no authorization therefor has been given. Except for the Stockholders Agreement, there is no voting trust or other agreement or understanding to which the Company or any of the Sellers is bound with respect to the voting of the capital stock of the Company. Under the Stockholders Agreement, upon the execution of this Agreement by AIP, all of the Sellers shall be obligated to execute this Agreement and to consummate the transactions contemplated hereby.

                  5.2. Subsidiaries. Except for the Subsidiaries and as set forth in Section 5.2 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or any other equity interest in any person. The name, jurisdiction of incorporation, capitalization and ownership of each Subsidiary is set forth in Section 5.2 of the Disclosure Schedule. Except as set forth on Section 5.2 of the Disclosure Schedule, the Company owns all of the issued and outstanding shares of capital stock of the Subsidiaries which they purport to own, free and clear of any Liens, except for Permitted Liens, and all of such shares are validly issued, fully paid and non-assessable. Except as set forth on Section 5.2 of the Disclosure Schedule, there are not now, and at the Closing there will be no, outstanding securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of any of the Subsidiaries, or subscriptions, warrants, options, calls, convertible securities, registration or other rights or other arrangements or commitments obligating any Subsidiary to issue, transfer or dispose of any of its equity securities or any ownership interest therein or voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries is bound with respect to the voting of the capital stock of any of the Subsidiaries, and no authorization therefor has been given.

                  5.3. Organization. The Company and each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Except as set forth in Section 5.3 of the Disclosure Schedule, the Company and each of the Subsidiaries is duly qualified to do business and in good standing as a foreign corporation in the jurisdictions set forth in Section 5.3 of the Disclosure

Schedule, which are all of the jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary and the absence of such qualification would have a material adverse effect on the assets, business, operations or financial condition of the Company and the Subsidiaries taken as a whole other than such effects attributable to general economic conditions or to other changes generally affecting companies in the same business as the Company (a "Company Material Adverse Effect"). True and complete copies of the certificate of incorporation and bylaws (or substantially equivalent documents) of the Company and each of the Subsidiaries have been delivered or made available to the Buyer.

                  5.4. Corporate Power and Authority; No Violations. The Company has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and per formance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, including due and valid authorization by the board of directors and the stockholders of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and
(ii) is subject to general principles of equity. Except as set forth in Section
5.4 of the Disclosure Schedule, neither the execution, delivery and performance by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby will, with or without the giving of notice or the passage of time, or both, (x) violate any provision of law, rule, regulation, order, judgment, writ, injunction or decree applicable to the Company or any of the Subsidiaries, or any of their properties or assets, (y) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any note, bond, mortgage, indenture, license, contract or agreement to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their assets is bound or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of the Company or any of the Subsidiaries; or (z) conflict with or violate any provision of the certificate of incorporation or bylaws (or substantially equivalent documents) of the Company or any of the Subsidiaries, except, in the case of clauses (x) or (y), for violations, conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations or failures to give notice or Liens which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                  5.5. SEC Reports. The Company has filed all forms, reports, statements and schedules with the Securities and Exchange Commission (the "Commission") required to be filed pursuant to the Exchange Act of 1934, as amended (the "Exchange Act"), or other federal securities laws, and the rules and regulations promulgated thereunder, since October 25, 1995 (the "SEC Reports"). The SEC Reports complied in all materials respects with all applicable requirements of the Exchange Act and such other federal securities laws, and the rules and regulations promulgated thereunder, and did not (as of their respective filing dates) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the SEC Reports comply as to the form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as stated in the financial statements, including the related notes, and except that the quarterly financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles) and fairly present the financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end adjustments and any other adjustments described therein. Except as disclosed in the SEC Reports filed prior to the date hereof or as disclosed in Section 5.1 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP applied on a consistent basis, other than liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  5.6. Absence of Certain Changes or Events. Except as permitted or contemplated by this Agreement and except as and to the extent disclosed in the SEC Reports or as set forth on Sections 5.6, 5.9, 5.10 or 5.11 of the Disclosure Schedule, since the date of the Balance Sheet, neither the Company nor any of the Subsidiaries has (a) suffered any Company Material Adverse Effect (excluding normal shifts in working capital occurring in the ordinary course of business), (b) granted (i) to any officer or other key employee of the Company, or any of the Subsidiaries, any increase in compensation, except for normal increases in the ordinary course of business consistent with past practices or as required under employment agreements set forth in Section 5.6 of the Disclosure Schedule or (ii) to any officer or other key employee any increase in severance or termination pay, except as was required under any employment, severance or termination agreements set forth in Section 5.6 of the Disclosure Schedule, (c) declared, set aside, or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, (d) split, combined or reclassified any of its capital stock or issued or authorized or proposed the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (e) made any changes in accounting methods, principles or practices materially affecting its assets, liabilities or business of the Company or any of the Subsidiaries (except as may have been required by a change in GAAP or as disclosed in the SEC Reports) or (f) failed to operate its business only in the ordinary course consistent with past practice.

                  5.7. Title to Assets. Each of the Company and the Subsidiaries has good (and, in the case of Owned Property, marketable) title (or leasehold interest with respect to capital leases) to all of the assets and properties which are material to the conduct of the businesses of the Company and the Subsidiaries taken as a whole (including those assets and properties reflected on the Balance Sheet), free and clear of all Liens except for the Permitted Liens, except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business, consistent with past practices, since the date of the Balance Sheet.

                  5.8. Intellectual Property. Section 5.8 of the Disclosure Schedule sets forth an accurate and complete list of all of the material patents, patent applications, trademark registrations and trademark applications and copyright registrations and copyright applications used in the conduct of the Business. Except as set forth in Section 5.8 of the Disclosure Schedule, the Company and its Subsidiaries, as the case may be, own and possess all right, title and interest in and to, or possess the legal and valid right to use, all material Intellectual Property used or held for use in connection with their respective businesses ("Company Intellectual Property") free and clear of any Liens, except for Permitted Liens and other than Liens which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary for the conduct of the Business. To the Knowledge of the Company, the conduct of the Business does not infringe or conflict with the Intellectual Property rights of any other person. To the Knowledge of the Company, none of the Company Intellectual Property is being infringed or otherwise used or available for use by any person without a license or permission from the Company or its Subsidiaries. In each case to the extent material to the Business, the Company Intellectual Property owned by the Company and its Subsidiaries has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under applicable laws, and such registrations, filings, issuances and other actions remain in full force and effect. In each case to the extent material to the Business, the Company and its Subsidiaries have taken all reasonable actions to maintain the secrecy of all confidential Intellectual Property.

                  5.9. Contracts.

                       (a) Section 5.9(a) of the Disclosure Schedule sets forth an accurate and complete list of each material written and an accurate and complete description of any material oral contract, license or agreement (including any and all amendments thereto) to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound which (i) relates to the borrowing of money or the guaranty of any obligation to borrow money; (ii) involves revenues or expenditures in excess of $200,000 (excluding purchase and sale orders entered into in the ordinary course consistent with past practice); (iii) is a collective bargaining agreement or similar agreement with any labor union or organization within or outside of the United States; (iv) obligates the Company or any Subsidiary not to compete with any business or which otherwise restrains or prevents the Company or any of the Subsidiaries from carrying on any lawful business (excluding customary restrictive covenants contained in agreements identified pursuant to clause (i) above); (v) relates to employment, compensation, severance, termination, retention, change of control, stock option or other equity-based compensation, consulting or indemnification between the Company or any Subsidiary and any of their respective current or former officers, directors, employees or consultants who are entitled to compensation thereunder in excess of $25,000 per annum; (vi) transfers or grants any rights or licenses under, or limits the use of Company Intellectual Property; (vii) imposes any restriction on the declaration or payment of dividends or similar distributions by the Company or any of the Subsidiaries; or (viii) is material to the assets, business, operations or financial condition of the Company and the Subsidiaries taken as a whole (collectively, the "Contracts"). The Company previously has furnished or made available to the Buyer true and correct copies of all Contracts. To the Company's Knowledge, all of the Contracts are enforceable by the Company or the Subsidiary which is a party thereto in accordance with their terms except to the extent that such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (b) is subject to general principles of equity and public policy. Except as set forth in Section 5.9(a) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is in breach or default under (and no event has occurred which with notice or the passage of time or both would constitute a breach or default under) any agreements listed or required to be listed in
Section 5.9(a) of the Disclosure Schedule nor, to the Knowledge of the Company, is any other party to any of the agreements listed or required to be listed in
Section 5.9(a) of the Disclosure Schedule in default thereunder (and no event has occurred which with notice or the passage of time or both would constitute a breach or default thereunder); excluding, however, in each instance, breaches or defaults which, individually or in the aggregate, would not be expected to have a Company Material Adverse Effect.

                       (b) Assuming that the shareholder approval contemplated by Section 8.2 is obtained, no payment or benefit which has been, will or may be made by the Company or any Subsidiary in connection with the transactions contemplated hereby has failed or will fail to be deductible by such entity pursuant to Section 280G of the Code or has resulted or will result in the imposition of any excise tax pursuant to Section 280G or 4999 of the Code. Except as set forth in Section 5.9(b) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any contract, plan, program or other agreement which contains a "change in control," "potential change in control" or similar provision or which could result in a potential "parachute payment" within the meaning of Section 280G of the Code. Except as set forth in Section 5.9(b) of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not (either alone or upon the passage of time and/or occurrence of any additional acts or events) result in any payment (severance pay or otherwise) becoming due from the Company or any Subsidiary to any person or accelerate the time of payment or vesting, or increase the amount of compensation due, any person; excluding, however, any such payments, accelerations or increases which could have occurred upon the passage of time and/or occurrence of any additional acts or events even if the "change of control" or "potential change of control" occurring upon the execution and delivery of this Agreement and the consummation of the transactions contemplated herein did not occur.

                  5.10. Litigation. Except as set forth on Section 5.10 of the Disclosure Schedule, as of the date hereof, there is no claim, action, suit, arbitration, inquiry, proceeding, or investigation of any nature by or before any Governmental Entity ("Litigation") pending or, to the Company's Knowledge, threatened, involving the Company or any of the Subsidiaries which individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect or which would have a material adverse effect on the ability of the Company to perform its obligations hereunder, or which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Neither the Company nor any of the Subsidiaries is subject to any outstanding orders, rulings, judgments or decrees that would have a Company Material Adverse Effect. Section 5.10 of the Disclosure Schedule also sets forth a list of each outstanding order, ruling, judgment, injunctions or decree to which the Company or any Subsidiary or any of its or their assets, properties or rights is bound or subject.

                  5.11. Compliance With Laws. The Company and the Subsidiaries are in compliance with all applicable laws, rules, regulations, ordinances, decrees or orders of any Governmental Entity currently in effect, except where the failure to comply therewith would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and the Subsidiaries have all governmental permits, licenses and authorizations necessary for the conduct of their businesses as presently conducted ("Permits") and are in compliance with the terms of the Permits (including environmental Permits), except for any non-compliance which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

                  5.12. Environmental Matters. Except as set forth on Section
5.12 of the Disclosure Schedule, or except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

                        (a) the Company and the Subsidiaries are in compliance and since June 6, 1995 have been in compliance with all Environmental Laws;

                        (b) neither the Company nor any of the Subsidiaries has received written notice from a Governmental Entity or anyone else (i) alleging that the Company or any Subsidiary is not in compliance with Environmental Laws or (ii) investigating the Release or threatened Release of any Hazardous Material by the Company or its Subsidiaries;

                        (c) no Environmental Lien has attached to any property that is currently owned or operated by the Company or any Subsidiary;

                        (d) the Company and the Subsidiaries have not caused any Release or threatened Release at any Real Property or any property currently or formerly owned, leased or used by the Company;

                        (e) there are no conditions or occurrences that could reasonably be expected to form the basis for an Environmental Claim against the Company or the Subsidiaries; and

                        (f) the Company and the Subsidiaries have made available to Buyer all written environmental compliance audits, site assessments, and air emission and waste water discharge sampling data that are in their possession.

                  5.13. Employee Benefit Plans.

                        (a) Section 5.13 of the Disclosure Schedule sets forth an accurate and complete list of each employee benefit plan (as such term is defined in Section 3(3) of ERISA), and any other bonus, deferred compensation, incentive compensation, stock, severance or other plan or arrangement, other than a non-material fringe benefit plan (each of the foregoing, a "Benefit Plan"), currently maintained or contributed to by the Company or any Subsidiary or with respect to which the Company or any Subsidiary has or may have any material liability. With respect to each Benefit Plan, the Company previously has furnished to the Buyer a true and correct copy of, where applicable, (a) the most recent annual report (Form 5500) filed with the IRS, (b) the plan document if written, or a description of such plan if not written, (c) each trust agreement, group annuity contract or other funding arrangement, if any, relating to such Benefit Plan, (d) the most recent actuarial report or valuation relating to such Benefit Plan (in the event such Benefit Plan is subject to Title IV of ERISA, is a non-U.S. pension plan, or provides any post-employment health, medical or life insurance benefits), (v) the most recent summary plan description and (vi) the most recent determination letter issued by the IRS.

                        (b) Neither the Company nor any Subsidiary has an obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) and, no Benefit Plan is or was a multiemployer plan (as defined in
Section 3(37) of ERISA) or a plan subject to Title IV of ERISA. The amount of any and all liabilities relating to any Benefit Plan are adequately accrued and reflected in the SEC Reports and on the Balance Sheet or have been incurred and relate to services rendered after September 30, 1997 in the ordinary course of business consistent with past practice and in accordance with the terms of this Agreement, including, without limitation, any material liabilities with respect to foreign compensation or benefit arrangements. Except as set forth in Section
5.13 of the Disclosure Schedule with respect to the Benefit Plans, all required contributions to date by the Company or any Subsidiary under the terms of any Benefit Plan or applicable law have been made within the time prescribed by any such Plan or applicable law or properly accrued on the appropriate balance sheet. All contributions, premiums and expenses payable to or in respect of any Benefit Plan or the operation or administration thereof relating to any period on or prior to the date hereof have been paid or properly accrued on the appropriate balance sheet. No liability has been or is expected to be incurred by the Company or any Subsidiary or any trade or business, whether or not incorporated, which is or would have been at any date of determination occurring within the preceding six years treated as a single employer under Section 414 of the Code together with the Company or the Subsidiaries (each such person, a "Related Person") (either directly or indirectly, including as a result of an indemnification obligation or any joint and several liability obligations) under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, and no event, transaction or condition has occurred or exists that could result in any such liability to the Buyer, the Company, any Subsidiary or any Related Person or any employee benefit plan of the Company, any Subsidiary or any Related Person.

                        (c) Each of the Benefit Plans has been administered in accordance with its terms in all material respects and is in compliance in all material respects with applicable laws and regulations.

                        (d) Each of the Benefit Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code and the trust forming a part thereof has received a favorable determination letter from the IRS to be so qualified and to the extent that each such trust is exempt from taxation under section 501(a) of the Code, and to the Knowledge of the Company nothing has occurred since the date of such determination that could adversely affect such qualification or tax-exempt status.

                        (e) Except as set forth in Section 5.13 of the Disclosure Schedule, no Benefit Plan provides health, medical or life insurance benefits with respect to current or former employees of the Company or any Subsidiary beyond their retirement or other termination of service other than
(a) coverage mandated by applicable law, or (b) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary).

                  5.14. Labor Matters. Except as set forth on Section 5.14 of the Disclosure Schedule, there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent any employee of the Company or any Subsidiary. Neither the Company nor any Subsidiary is the subject of any suit, action or proceeding which is pending or, to the Knowledge of the Company, threatened, asserting that the Company or any Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel the Company or any Subsidiary to bargain with any labor organization as to wages and conditions of employment, in any such case, that is reasonably likely to result in a material liability of the Company and its Subsidiaries. No strike or other labor dispute involving the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, there is no activity involving any employees of the Company or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity.

                  5.15. Consents. Except as set forth in Section 5.15 of the Disclosure Schedule, no consent, approval or authorization of, notification to, or exemption by, or filing with, any Governmental Entity (other than pursuant to the HSR Act) is required in connection with the Company's execution, delivery and performance by the Company of this Agreement or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, which, if not obtained, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

                  5.16. Taxes. Except in each case as set forth in Section 5.16 of the Disclosure Schedule:

                        (a) Each of the Company, the Subsidiaries, and any affiliated, combined or unitary group for Tax purposes of which either the Company or any Subsidiary is a member has: (i) timely filed and in all material respects correctly prepared all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed or sent by or with respect to it in respect of any Taxes; (ii) properly paid all Taxes that are shown due and payable on such Returns; (iii) established on its books and records and in the financial statements included in the SEC Reports adequate reserves in accordance with GAAP for the payment of all liabilities for Taxes for the periods covered by the financial statements included in such SEC Reports; and (iv) complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes from employees and other persons except where such failure to comply would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

                        (b) There are no Liens for Taxes upon the assets of the Company or any of the Subsidiaries, except Permitted Liens.

                        (c) No written claim or deficiency for any Taxes has been asserted against the Company or any of the Subsidiaries which has not been resolved and paid in full.

                        (d) There are no outstanding waivers or comparable consents given by the Company or any of the Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Returns.

                        (e) No audits or proceedings before any Governmental Entity are presently pending with regard to any Taxes or Returns and the Company and the Subsidiaries have not received any written notices of any such audits or proceedings.

                        (f) None of the Company or any Subsidiary is a party to or has any obligation under any Tax sharing, indemnification or similar agreement.

                        (g) Except for any consolidated, affiliated or unitary group of which Company is the common parent, none of the Company or any Subsidiary is or has been a member of a affiliated, combined or unitary group for Tax purposes at any time after June 6, 1995.

                  5.17. Real Property.

                        (a) Section 5.17(a) of the Disclosure Schedule lists all of the real property and all interests in real property owned in fee by the Company or any Subsidiary and material to the conduct of the Business ("Owned Property"). The

Company or a Subsidiary, as applicable, has good and marketable title to all of the Owned Property.

                        (b) Section 5.17(b) of the Disclosure Schedule lists all real property and all interests in real property leased by the Company or any Subsidiary and material to the conduct of the Business (individually, a "Leased Property"; together with the Owned Property, the "Real Property"). The Company and the Subsidiaries have good and valid leasehold interests in all Leased Property, and each leasehold interest is free and clear of all Liens except for Permitted Liens. The Company has previously delivered to the Buyer true and complete copies of each lease relating to the Leased Property.

                        (c) The current use and operation of the Real Property does not violate in any material respect any instrument of record affecting the Real Property, except for such violations which, individually or in the aggregate, would not have a Company Material Adverse Effect. The Owned Property is in material compliance with all real estate laws, and the Company has Knowledge of no written notice of violation or claimed violation of any real estate law, in either case except where such violation or lack of compliance would not, individually or in the aggregate, materially restrict the ability of the Company or any Subsidiary to conduct its business as presently conducted. This Section 5.17 does not relate to environmental matters, which are the subject of Section 5.12.

                  5.18. Affiliate Transactions. (a) Section 5.18(a) of the Disclosure Schedule contains a complete and correct list of all material agreements, contracts, arrangements, understandings, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company or any Subsidiary, on the one hand, and any Affiliate, on the other hand, are or have been a party or otherwise bound or affected, and that are currently pending or in effect (other than any of the foregoing entered into by and between the Company and any the Subsidiaries).

                        (b) To the Company's Knowledge, except as set forth in
Section 5.18(b) of the Disclosure Schedule, no stockholder, officer, director or employee of the Company or any Subsidiary, or any family member, relative or Affiliate of any such stockholder, officer, director or employee, (i) owns, directly or indirectly, and whether on an individual, joint or other basis, any interest in (x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the Business, or (y) any person, that is a supplier, customer or competitor of the Company or any Subsidiary (except for a deminimus interest in any company whose securities are publicly traded), (ii) serves as an officer, director or employee of any person that is a supplier, customer or competitor of the Company or any Subsidiary or

(iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, the Company or any Subsidiary.

                  5.19. Broker's Fees. Section 5.19 of the Disclosure Schedule lists all liabilities on the part of the Company, any Subsidiary or any Affiliate or representative of the Company or any Subsidiary, to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  5.20. Disclaimer. Except as set forth in this Agreement, none of the Company, any Subsidiary or any officer, director, employee, agent, stockholder, or Affiliate of the Company or any Subsidiary (such officers, directors, employees, agents, stockholders and Affiliates being collectively referred to herein as the "Company Released Parties") makes any representation or warranty, express or implied, at law or in equity, in respect of the Company, the Subsidiaries or any of their respective assets, Liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

                  5.21. Restricted Payments Basket. The Company has at least $7,000,000 of availability under the basket for restricted payments set forth in
Section 4.09 of the Indenture.


                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

                  The Parent and the Buyer hereby represent and warrant to the Company as follows:

                  6.1. Organization. The Parent is a limited liability company duly organized and in good standing under the laws of the State of Delaware and has the power and authority to carry on its business as presently conducted. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. True and complete copies of the certificate of incorporation and bylaws of the Parent and the Buyer have been delivered or made available to the Company.

                  6.2. Corporate Power and Authority; No Violations. The Buyer has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and per-formance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer, including due and valid authorization by the board of directors and the stockholders of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Company, enforceable against the Buyer in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity. Except as set forth in Section 6.2 of the Disclosure Schedule, neither the execution, delivery and performance by the Buyer of this Agreement nor the consummation by the Buyer of the transactions contemplated hereby will, with or without the giving of notice or the passage of time, or both, (x) violate any provision of law, rule, regulation, order, judgment, writ, injunction or decree applicable to the Buyer, (y) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any note, bond, mortgage, indenture, license, contract or agreement to which the Buyer is a party or by which the Buyer or any of its assets is bound; or (z) conflict with or violate any provision of the certificate of incorporation or bylaws (or substantially equivalent documents) of the Buyer.

                  6.3. Brokers' Fees. Neither the Buyer nor any Affiliate or representative of the Buyer has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company or any of the Sellers could become liable or obligated.

                  6.4. Litigation. No Litigation is pending or, to the Knowledge of the Buyer, is threatened which seeks to delay, prevent, adversely affect or restrict the consummation of the transactions contemplated hereby.

                  6.5. Consents. Except as set forth in Section 6.5 of the Disclosure Schedule, no consent, approval or authorization of, or exemption by, or filing with, any Governmental Entity (other than pursuant to the HSR Act) is required in connection with the execution, delivery and performance by the Buyer of this Agreement or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which the Company or any Subsidiary is required to obtain or make and consents or authorizations which, if not obtained, would not prevent or materially delay, hinder or impair the consummation of the transactions contemplated hereby.

                  6.6. Purchase for Investment. The Buyer is acquiring the Company for investment and not with a view to any public resale or other distribution thereof in violation of the Securities Act of 1933, as amended, or any applicable state securities laws.

                  6.7. Adequate Funds. Prior to the date hereof, the Parent has delivered to the Company written commitments from Greenwich Street Capital Partners, L.P., Greenwich Street Capital Offshore Fund, LTD and TRV Employees Fund, L.P. (collectively, "GSCP Group") and SG Capital Partners, LLC ("SG") which contains the terms and conditions upon which each member of the GSCP Group and SG has severally agreed to provide equity capital funds to the Parent to enable it to fund a portion of the Purchase Price and to perform its other obligations set forth in this Agreement. The aggregate amount of such commitments from the GSCP Group and SG is $92.5 million. Prior to the date hereof, the Parent has delivered to the Company written commitments (the "Bank Commitments") from one or more banks or other financial institutions which contain the general terms and conditions upon which such banks or financial institutions have agreed to make loans to the Parent, the Buyer and/or the Company, the proceeds of which loans, together with the Parent's net equity capital funds immediately prior to the Closing Date, will be sufficient to enable the Parent to consummate the transactions contemplated in this Agreement. The Funds to be loaned to the Buyer are hereinafter referred to as the "Financing".


                                   ARTICLE VII

                            COVENANTS OF THE PARTIES

                  7.1. Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and effect the transactions contemplated by this Agreement on the earlier of January 15, 1998 or the date that is two business days after the expiration or termination of the applicable waiting period (and any extensions thereof) under the HSR Act, including, without limitation, obtaining all required consents and approvals, making all required filings and applications and, complying with or responding to any requests by Governmental Entities. The Buyer shall use commercially reasonable efforts to make all filings required under the HSR Act no later than December 24, 1997. AIP and the Management Shareholders shall cause the Company to use commercially reasonable efforts to assist the Parent in obtaining the Financing required to consummate the transactions contemplated by this Agreement, including but not limited to, causing the Company (i) to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to cause all of the indebtedness of the Company and the Subsidiaries under the U.S. Credit Agreement and the U.K. Credit Agreement to be repaid in full (using funds supplied or made available by the Parent) and all of the agreements and instruments relating to such indebtedness, including all security agreements, filings and related instruments, to be terminated to the reasonable satisfaction of the Buyer and (ii) to enter into the Senior Capital Facility provided for under the Bank Commitments. AIP shall use commercially reasonable efforts to cause each of the other Sellers to execute this Agreement as soon as practical after the date hereof. The Buyer and the Sellers agree that no filings with any foreign Governmental Entities are required to be made prior to the consummation of the transactions contemplated by this Agreement and that no filings shall be made with any Governmental Entities other than the filing required under the HSR Act.

                  7.2. Conduct of Business.

                       (a) Except as may be otherwise contemplated by this Agreement or Section 7.2 of the Disclosure Schedule or required by law or any Contracts or other agreements or arrangements disclosed in the Disclosure Schedule or as the Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld), from the date hereof and prior to the Closing, AIP and the Management Shareholders will cause the Company and each of the Subsidiaries to operate their businesses only in the ordinary course consistent with past practice.

                       (b) Without limiting the generality of the foregoing, except as may be otherwise contemplated by this Agreement or Section 7.2 of the Disclosure Schedule or required by law or any Contracts or other agreements or arrangements disclosed in the Disclosure Schedule or as the Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld), from the date hereof and prior to the Closing, AIP and the Management Shareholders shall cause the Company and the Subsidiaries not to:

                            (i) (A) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of the Subsidiaries, or propose to do any of the foregoing;

                            (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including Indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), or amend in any respect any of the terms of any such securities or equity equivalents outstanding on the date hereof;

                            (iii) amend or propose to amend its certificate of incorporation or bylaws or equivalent documents;

                            (iv) acquire, sell, lease, encumber, transfer or dispose of any assets (except that the Company and the Subsidiaries may sell inventory in the ordinary course of business consistent with past practice) in an aggregate amount not in excess of $500,000, unless the same shall be replaced with assets of equal or greater value and utility, or make any capital expenditures in excess of $250,000 each or aggregating over $500,000, except in each case pursuant to Contracts in effect on the date hereof or pursuant to the Company's Capital Expenditure Budget; modify or amend any Contracts (including any relating to Indebtedness) outside of the ordinary course of business consistent with past practices; enter into any material contract, commitment or transaction outside the ordinary course of business consistent with past practices;

                            (v) except for revolving credit loans (and letters of credit obtained in the ordinary course of business consistent with past practices), incur or assume any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of the Subsidiaries or guarantee (or become Liable for) any Indebtedness of others or mortgage, pledge or otherwise encumber any assets or consensually create any Lien thereupon other than Permitted Liens;

                            (vi) make any loans, advances or capital contributions outside of the ordinary course of business consistent with past practices, except to wholly-owned Subsidiaries;

                            (vii) except as may otherwise be required by GAAP or the United States or United Kingdom Financial Accounting Standards Boards, change any of the accounting principles or practices used by it;

                            (viii) make any Tax election except in the ordinary course of business and consistent with past practice, amend any Returns, or settle or compromise any Tax liability material to the Company and its Subsidiaries taken as a whole;

                            (ix) (1) enter into, adopt, amend or terminate any Benefit Plan or any agreement, arrangement, plan or policy between itself or any Subsidiary and any of their respective current or former officers, directors, employees or consultants or (2) increase in any manner the compensation or fringe benefits of any current or former director, officer, employee or consultant or pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in the case of officers and employees for normal increases in compensation and normal year-end bonuses, in each case, in the ordinary course of business and consistent with past practice; or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

                            (x) transfer or grant any rights or licenses under, or enter into any settlement regarding the infringement of, Company Intellectual Property or enter into any licensing or similar agreements or arrangements relating to Intellectual Property outside of the ordinary course of business; and

                            (xi) agree to take any of the foregoing actions.


                  7.3. Certain Other Conduct. Neither AIP nor the Management Shareholders shall knowingly take any action that would cause any of the representations and warranties not to be true and correct on the Closing Date in the manner required by Section 8.1(b) hereof.

                  7.4. Access. From the date hereof and prior to the Closing, AIP and the Management Shareholders shall cause the Company to provide the Parent with such information as the Parent may from time to time reasonably request with respect to the Company and the Subsidiaries and their assets and properties and the transactions contemplated by this Agreement, and shall cause AIP and the Management Shareholders to provide the Parent and its representatives reasonable access during regular business hours and upon reasonable notice to the personnel, representatives, properties, books and records of the Company and the Subsidiaries as the Parent may from time to time reasonably request. Any disclosure whatsoever during such investigation by the Buyer shall not constitute any enlargement or additional representations or warranties of the Company or any of its Affiliates beyond those specifically set forth in this Agreement. All such information and access shall be subject to the terms and conditions of the Confidentiality Agreement, dated September 30, 1997, executed by the Buyer (the "Confidentiality Agreement").

                  7.5. No Solicitation. Neither the Sellers nor their Affiliates, officers, directors, employees, representatives or agents, shall, and AIP and the Management Shareholders shall cause the Company and the Subsidiaries not to, directly or indirectly, encourage, solicit, participate in, initiate or continue discussions or negotiations with, or provide any information to, any person (other than the Buyer and its Affiliates and representatives) concerning any merger, sale of assets, sale of shares of capital stock or similar transactions involving the Company or any Subsidiary or division of the Company and any existing discussions or negotiations with third persons relating thereto shall be terminated immediately.

                  7.6. Books and Records; Personnel. For a period of seven (7) years from the Closing, the Parent shall, and shall cause the Company and the Subsidiaries to, provide to any Seller for any purpose relating to such Seller's ownership of any securities of the Company, access to the books and records of the Company upon reasonable advance written notice during regular business hours for the sole purpose of obtaining information for use as aforesaid and will permit such Seller to make such extracts and copies thereof as may be necessary. Such Seller shall reimburse the Company or the Subsidiary for the reasonable out-of-pocket expenses incurred by any of them in performing the covenants contained in this Section 9.5.

                  7.7. Liabilities and Indemnification.

                       (a) The Buyer understands and agrees that, from and after the Closing, neither the Sellers nor any of their respective Affiliates shall have any Liability or responsibility for any Liability of or arising out of or relating to the Company or any of the Subsidiaries, or their operation or ownership of the Company or any of the Subsidiaries (including as to environmental matters), of whatever kind or nature, whether contingent or absolute, whether arising prior to or on or after, and whether determined or indeterminable on, the Closing, and whether or not specifically referred to in this Agreement. Accordingly, the Buyer agrees that, effective upon the Closing, the Buyer shall be responsible for and indemnify the Sellers and their respective Affiliates and hold each of them harmless against any Liability, loss, damage, claim, cost or expense (including, without limitation, reasonable attorneys' fees and disbursements) (collectively, "Losses") incurred or suffered by any of them arising out of any of the Liabilities.

                       (b) After the Closing, the Company and each Subsidiary shall exculpate (to the greatest extent permitted by applicable law) and the Buyer shall indemnify, defend and hold harmless the Sellers (each an "Indemnified Party") against all Losses, arising out of actions or omissions in their capacities as such occurring at or prior to the Closing to the fullest extent permitted under applicable law or the Company's or any Subsidiary's certificate of incorporation or bylaws (or substantially equivalent documents) in effect at the date of this Agreement, including, without limitation, provisions relating to advances of expenses incurred in the defense of any action or suit, provided that the Company shall pay for only one counsel for all Indemnified Parties unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; subject to such Indemnified Party's agreement to return any advanced funds if a court of competent jurisdiction, after all time for appeals having been exhausted, shall have determined that such Indemnified Party is not entitled to such amounts under applicable law or the Company's certificate of incorporation or bylaws (or substantially equivalent documents).

                       (c) If (but only if) for any reason the indemnity provided for in Sections 9.6(a) or (b) is unavailable to any Indemnified Party or is insufficient to hold each such Indemnified Party harmless from all such Losses, then the Buyer, the Company and the Subsidiaries shall each contribute to the amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only the relative benefits received by the Company and the Subsidiaries on the one hand and such Indemnified Party on the other but also the relative fault of such persons as well as any relevant equitable considerations.

                       (d) Notwithstanding anything in this Agreement to the contrary, after the Closing Date, no Seller shall have any liability for the breach of any of the representations, warranties or covenants set forth in this Agreement; provided, however that each Seller shall be severally liable for any breach by such Seller of the representations and warranties made by such Seller pursuant to Section 2.1(b) hereof.

                  7.8. Insurance. The Company and the Subsidiaries shall maintain, and the Parent shall cause the Company and the Subsidiaries to maintain, the Company's and the Subsidiaries' existing officers' and directors' liability insurance, if available, for a period of not less than six years after the Closing; provided that the Parent may substitute therefor policies of insurers with at least equal rating with at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries; provided, however, that the Parent shall not in any event be required to cause such insurance to be maintained by the Company if the annual premium therefor would be in excess of 200% of the last annual premium paid prior to the date of this Agreement (which was $25,000); provided, further, that if the same coverage cannot be obtained by the Company without paying an annual premium in excess of such limit, the Parent shall cause to be maintained as much coverage as can be obtained by paying an annual premium equal to such limit.

                  7.9. Subsequent Disclosures by Company. To the extent that AIP hereafter informs the Buyer that any representation or warranty of the Sellers was untrue when made, and such untruth is sufficiently material to prevent the satisfaction on or prior to February 8, 1998, of the condition set forth in
Section 8.1(b) hereof, then unless the Buyer terminates this Agreement pursuant to Section 10.1(c) hereof within five (5) business days after the Buyer is informed of such untruth and the Sellers have provided the Buyer with all information, if any, in the possession of the Sellers or the Company in respect of such untruth, (i) the Buyer shall have no rights hereunder by reason of such untruth, and (ii) any such representation or warranty by the Company shall be deemed to be amended (effective as of the date of this Agreement) to the extent necessary to render it consistent with such Knowledge of the Buyer; provided that nothing in this Section 7.9 shall in any way limit the Buyer's rights under Section 8.5 hereof.

                  7.10. Litigation Support. In the event and for so long as any party actively is contesting or defending against any Litigation in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any of the Company and the Subsidiaries, each of the other parties shall cooperate with the defending or contesting party and its counsel in the defense or contest, all at the sole cost and expense of the defending or contesting party (unless the defending or contesting party is otherwise entitled to indemnification from the other party).

                  7.11. Employee Matters.

                        (a) From and after the Closing Date, the Buyer shall cause the Company and the Subsidiaries to continue for persons formerly employed by the Company, or any Subsidiary and identified on Section 7.11 of the Disclosure Schedule (collectively, "Former Employees"), the Benefit Plans set forth on Section 7.11 of the Disclosure Schedule , or to adopt other such plans, programs, policies, arrangements or agreements that will provide such Former Employees with benefits that are in the aggregate substantially comparable to the benefits provided to such Former Employees under the Benefit Plans set forth on Section 7.11 of the Disclosure Schedule on the date hereof, and shall cause the Company to continue such Benefit Plans for at least two years following the Closing Date; provided that, the Buyer retains the right to change the terms of the coverage provided by the Benefit Plans set forth on Section 7.11 of the Disclosure Schedule or substantially comparable benefit plans if such changes are required by applicable law; and, provided, further, that neither the Buyer nor the Company shall have any responsibility or obligation to provide benefits for Former Employees whose last employment was with the Company's predecessor Dayco Corporation at its Waynesville, North Carolina plant.

                        (b) From and after the Closing Date, the Buyer shall cause the Company and the Subsidiaries to continue for current employees the Benefit Plans, or to adopt other such plans, programs, policies, arrangements or agreements that will provide such employees with benefits that are in the aggregate substantially comparable to the benefits provided to such employees under the Benefit Plans on the date hereof (other than stock-based or other equity plans), and shall cause the Company to continue such

Benefit Plans in effect for at least two years following the Closing Date; provided that, the Buyer retains the right to terminate such employees and to change the terms of the coverage provided by the Benefit Plans or substantially comparable benefit plans in accordance with any change in an employee's status or if such changes are required by applicable law.

                  7.12. Breakage Costs. AIP and the Management Shareholders shall cause the Company to cooperate with the Buyer to manage the Company's and its Subsidiaries' indebtedness under the U.S. Credit Agreement and the U.K. Credit Agreement so as to avoid any payment of any "breakage" or similar charges upon any repayment of such indebtedness pursuant to the provisions of Section
10.5 hereof.

                  7.13. Use of Business Name, Proprietary Information. From and after the Closing Date, no Seller shall, directly or indirectly, use or do business under, or allow any Affiliate to use or do business under, or assist any third party in using or doing business under, or grant or attempt to grant any person any rights to use or do business under the names and marks included in the Intellectual Property owned by the Company (or any other name or mark confusingly similar to such names and marks). From and after the Closing Date, no Seller shall have any interest in, or claim to any of the Intellectual Property owned by the Company.

                  7.14. Financing. The Buyer agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and effect the Financing on terms set forth in the Bank Commitments.


                                  ARTICLE VIII

                      CONDITIONS TO THE BUYER'S OBLIGATIONS

                  The obligation of the Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver) at or prior to the Closing of all of the following conditions:

                  8.1. Representations, Warranties and Covenants of the Company.

                       (a) The Company shall have performed and complied in all material respects with their respective agreements and covenants contained herein on, prior to or as of the Closing Date.

                       (b) (i) The representations and warranties of the Company contained herein that are qualified by reference to Company Material Adverse Effect, as subsequently modified in accordance with the provisions of Section
7.9 hereof, shall be true and correct and (ii) all other representations and warranties of the Company contained herein, as subsequently modified in accordance with the provisions of Section 7.9 hereof, shall be true and correct at and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date, which shall be true as of such date or time; provided, that this clause (ii) shall be deemed satisfied unless the failure of the representations and warranties of the Company to be true and correct, in the aggregate, is material to the business of the Company and its Subsidiaries taken as a whole.

                  8.2. Certain Stockholder Approvals. The Company shall have provided evidence reasonably satisfactory to Buyer that the Company has obtained, where necessary to avoid the imposition of an excise tax under Section 280G or Section 4999 of the Code or the denial of a deduction under Section 280G of the Code, proper written consent in accordance with the shareholder approval requirements of Section 280G(b)(5) of the Code with respect to all Benefit Plans, Contracts and any other contract, plan, policy, arrangement, or agreement, which alone or in conjunction with any other arrangement or payment, provides or may provide payment which without such consent would or could constitute "parachute payments" (within the meaning of Section 280G of the Code), including without limitation the Benefit Plans, Contracts and other contracts, plans, policies, arrangements or agreements set forth in Section 8.2 of the Disclosure Schedule.

                  8.3. Corporate and Other Proceedings. All corporate proceedings of the Company in connection with the transactions contemplated by this Agreement, and all documents and instruments incident hereto, shall be reasonably satisfactory in substance to the Buyer and its counsel, and the Buyer and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.


                  8.4. Repayment of Indebtedness. All of the indebtedness of the Company and the Subsidiaries under the U.S. Credit Agreement and the U.K. Credit Agreement shall be repaid in full (using funds supplied or made available by the Parent) and all of the agreements and instruments relating to such indebtedness, including all security agreements, filings and related instruments, shall be terminated to the reasonable satisfaction of the Buyer.

                  8.5. Financing. All of the conditions to the banks' obligations to fund under the Bank Commitments shall be satisfied or waived.

                  8.6. No Prohibition. No order, judgement, ruling, charge, decree, law or injunction of any Governmental Entity shall be in effect which prohibits the consummation of the transactions contemplated hereby.


                  8.7. Governmental Consents. The applicable waiting period (and any extensions thereof) under the HSR Act shall have expired or been terminated.

                  8.8. Document Deliveries. The Buyer shall have received from the Company the documents listed in Section 4.2(a) hereof.


                                   ARTICLE IX

                     CONDITIONS TO THE SELLERS' OBLIGATIONS

         The obligations of the Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver) at or prior to the Closing of all of the following conditions:

                  9.1. Representations, Warranties and Covenants of the Buyer.

                       (a) The Buyer shall have performed and complied in all material respects with its agreements and covenants contained herein on, prior to or as of the Closing Date.

                       (b) The representations and warranties of the Buyer contained herein shall be true and correct as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date, which shall be true as of such date or time.

                  9.2. No Prohibition. No order, judgment, ruling, charge, decree, law or injunction of any Governmental Entity shall be in effect which prohibits the consummation of the transactions contemplated hereby.

                  9.3. Governmental Consents. The applicable waiting period (and any extensions thereof) under the HSR Act shall have expired or been terminated.

                  9.4. Document Deliveries. The Sellers shall have received from Buyer the documents listed in Section 4.2(b) hereof.

                                    ARTICLE X

                          TERMINATION PRIOR TO CLOSING

                  10.1. Termination. This Agreement may be terminated at any time prior to the Closing:

                       (a) By the mutual written consent of AIP, the Parent and the Buyer;

                       (b) By AIP in writing, without liability to the Sellers on account of such termination, if the Closing shall not have occurred on or before January 15, 1998; provided that notwithstanding the foregoing, (i) if the parties receive early termination under the HSR Act before January 15, 1998, AIP shall not be entitled to exercise its right to terminate this Agreement pursuant to this Section 10.1(b) until the third business day following the date upon which such notice was received by the parties, and (ii) if the parties do not receive early termination under the HSR Act on or before January 15, 1998, AIP shall not be entitled to exercise its right to terminate this Agreement pursuant to this Section 10.1(b) until the third business day following expiration or termination of the applicable waiting period (and any extensions thereof) under the HSR Act; or

                       (c) By either AIP or the Buyer if the conditions to such party's obligations shall have become impossible to satisfy on or before February 8, 1998, (after giving effect to any potential actions the non-terminating party may propose to take to cure such failure of condition after reasonable notice from the party proposing to terminate this Agreement), provided that no party shall be entitled to terminate this Agreement pursuant to this clause (c) if the reason for such impossibility is due to a breach by the party proposing to terminate this Agreement.

                  10.2. Effect of Termination. Termination of this Agreement pursuant to this Article 10 shall terminate all obligations of the parties hereunder, except for the obligations under Sections 11.6, 11.8 and 11.9 hereof and the Confidentiality Agreement, provided, however, that nothing in this
Section 10.2 shall relieve or limit the Liability hereunder of any party (the "Defaulting Party") to the other party or parties on account of (i) a wilful breach of a representation or warranty, or (ii) a breach of a covenant contained herein by the Defaulting Party. In the case of such a breach, in addition to any damages for which the Defaulting Party may be liable, the Defaulting Party shall reimburse the other party or parties for any expenses incurred by such party or parties in order to enforce its or their rights under this Agreement (including reasonable attorney's fees and expenses); provided, that the obligations of the Sellers pursuant to this Section 10.2 shall be several and not joint and no Seller shall be liable for damages in excess of such Seller's ownership interest in the Company based on such Seller's respective holding of Shares.


                                   ARTICLE XI

                                  MISCELLANEOUS

                  11.1. Non-Survival of Representations and Warranties. Except as set forth in Section 7.7(d), none of the covenants, representations and warranties in this Agreement or any certificate delivered pursuant to this Agreement shall survive the Closing except for covenants which, by their terms, are to be performed after the Closing.

                  11.2. Entire Agreement. This Agreement (including the Disclosure Schedule and all Exhibits hereto) and the Confidentiality Agreement constitute the sole understanding of the parties with respect to the subject matter hereof. Matters disclosed in the Disclosure Schedule pursuant to any section of this Agreement shall be deemed to be disclosed with respect to all sections of this Agreement.

                  11.3. Successors and Assigns; Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other parties and any such attempted assignments shall be null and void, except that the Buyer may assign this Agreement to any of its Affiliates, but no such assignment shall release the Buyer from any Liability hereunder. From and after the Closing, the Company Released Parties and their respective Affiliates shall be third party beneficiaries of this Agreement.

                  11.4. Headings. The headings of the articles, sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

                  11.5. Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

                  11.6. Expenses. Except as otherwise provided herein, the Sellers on the one hand and the Buyer on the other hand shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

                  11.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid, if to the Company, to:

                        Day International Group, Inc.
                        333 West First Street
                        Dayton, OH  45401
                        Attention: David B.  Freimuth
                        Telecopy:  937/226-0052

                  with a copy to:

                        American Industrial Partners
                        One Maritime Plaza, Suite 2525
                        San Francisco, CA  94111
                        Attention: Collin A.  Cohen
                        Telecopy:  415/788-5302

                  and a copy to:

                        Kirkland & Ellis
                        655 15th Street, N.W., Suite 1200
                        Washington, D.C.  20005-5793
                        Attention: Jack M. Feder, Esq.
                        Telecopy:  202/879-5200
                  if to the Buyer, to:

                    c/o Greenwich Street Capital Partners, Inc.
                    388 Greenwich Street
                    New York, New York 10033
                    Attention:  Alfred E. Eckert, III
                    Telecopy:   212/816-0166

                  with a copy to:

                    Debevoise & Plimpton
                    875 Third Avenue
                    New York, New York 10022
                    Attention:  Andrew L. Sommer, Esq.
                    Telecopy:   212/909-6836

                  11.8. Governing Law; Forum. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction. Except as explicitly provided otherwise herein, each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

                  11.9. Public Announcements. None of the parties shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other parties except as such party in good faith believes may be required by applicable law or pursuant to any Contract (in which case the disclosing party will use its reasonable best efforts to consult with the other party in advance as to the contents and timing thereof).

                  11.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.




                                   GREENWICH IV LLC



                                   By:
                                        Name:
                                        Title:


                                   GSD ACQUISITION CORP.



                                   By:
                                        Name:
                                        Title:

                                   SELLERS


                                   AMERICAN INDUSTRIAL PARTNERS
                                   CAPITAL FUND, L.P.

                                   By:  AMERICAN INDUSTRIAL
                                        PARTNERS, L.P., its General Partner

                                   By:  AIP MANAGEMENT CO.,
                                        its Managing General Partner


                                   By:______________________________________
                                        W. Richard Bingham, President


                                   AMERICAN INDUSTRIAL PARTNERS
                                   CAPITAL FUND II, L.P.

                                   By:  AMERICAN INDUSTRIAL
                                        PARTNERS II, L.P., its General Partner

                                   By:  AMERICAN INDUSTRIAL
                                        PARTNERS CORPORATION, its
                                        General Partner


                                   By:______________________________________
                                        W. Richard Bingham, President

                                   _________________________________________
                                   Burnell R. Roberts


                                   _________________________________________
                                   Kenneth A. Pereira


                                   _________________________________________
                                   Robert L. Purdum


                                   _________________________________________
                                   Lawrence W. Ward, Jr.


                                   _________________________________________
                                   Michael H. Beaumont


                                   _________________________________________
                                   Tom H. Barrett


                                   _________________________________________
                                   Gottfried Tittiger


                                   _________________________________________
                                   Nate Belden


                                   _________________________________________
                                   Michael B. DeFlorio


                                   _________________________________________
                                   Robert J. Klein


                                   _________________________________________
                                   James K. Kelliher

                                   R. Patrick and Nancy Forster 1990 Revocable
                                   Trust


                                   By:____________________________________
                                   R. Patrick Forster, Trustee


                                   R. Patrick and Nancy Forster 1987 Irrevocable Children's Trust


                                   By:____________________________________
                                            Nancy S. Forster, Trustee


                                   _________________________________________
                                   Dennis R.  Wolters


                                   _________________________________________
                                   David B.  Freimuth


                                   _________________________________________
                                   Christian Baldermann


                                   _________________________________________
                                   John R.  Elia


                                   _________________________________________
                                   Michael E.  McLean


                                   _________________________________________
                                   Dwaine R.  Brooks


                                   _________________________________________
                                   William M.  Howle


                                   _________________________________________
                                   William B.  Branson

                                   _________________________________________
                                   William Sutherland


                                   _________________________________________
                                   William C.  Branson


                                   _________________________________________
                                   Jean Boret


                                   _________________________________________
                                   Edward P.  Dzierzynski


                                   _________________________________________
                                   Lawrence E.  Gates


                                   _________________________________________
                                   Edward J.  Gross


                                   _________________________________________
                                   Thomas Powlas


                                   _________________________________________
                                   Mario Stevenel


                                   _________________________________________
                                   Medford P.  McCoy


                                   _________________________________________
                                   Michael P.  Neroni


                                   _________________________________________
                                   Dermot Healy